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               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1996 Stock Incentive Plan, the 1989 Incentive Stock Option, Nonqualified Stock Option and Stock Purchase Plan, the 1989 Special Nonqualified Stock Option and Stock Purchase Plan and the Executive Stock Plan of our report dated July 26, 1996, except Note 10, as to which the date is October 15, 1996, with respect to the financial statements of Cortex Pharmaceuticals, Inc. included in the Annual Report (Form 10-KSB) for the year ended June 30, 1996.


                                       /s/ Ernst & Young LLP

                                       ERNST & YOUNG LLP

San Diego, California
January 29, 1997